EXHIBIT 10.94

JOINT VENTURE AGREEMENT

(WOD Market LLC)

THIS AGREEMENT (the “Agreement”) is made as of March 14, 2017, by and between ELITE DATA SERVICES INC., a Florida corporation (hereinafter referred to as "DEAC") and WOD HOLDINGS INC. (hereinafter referred to as "WODH"), a Delaware corporation.

RECITALS

Pursuant to Amendment No. 2 of the Definitive Agreement, dated August 26, 2016, as amended (the “WOD Definitive Agreement”), DEAC and WODH (sometimes hereinafter referred to collectively as the "Partners" and individually as the "Partner") have decided to collaborate on the business described in Appendix A hereto (the "Business") as equity partners and desire to form a joint venture arrangement (the "Joint Venture", also referred to herein as the "Partnership") for the primary purpose of developing and managing the Business as the Partners may agree upon in writing.

Accordingly, the Partners hereby form and agree to conduct certain activities as a joint venture for the purposes hereinafter set forth and upon the following terms and conditions:

ARTICLE 1.

GENERAL PROVISIONS

Section 1.1 Purposes and Scope of Joint Venture.

1.1.1 Except as otherwise expressly provided for herein, the rights and obligations of the Partners and the administration and termination of the Joint Venture shall be governed by the laws of the state of Colorado. A Partner's interest in the Joint Venture shall be personal property for all purposes.

1.1.2 The Joint Venture business and affairs shall be limited strictly to the formation, development and management of the Business, and shall not be extended by implication or otherwise except by the written Agreement of the Partners.

1.1.3 The Partners hereby agree to the Joint Venture and the Business, as set forth in Appendix B.

Section 1.2 Joint Venture. The business and affairs of the Joint Venture shall be conducted through the Colorado limited liability limited company named "WOD Market LLC" (the “WOD”).

Section 1.3 Certificate of Formation. The certificate of formation of the WOD under the laws of the state of Colorado was filed on February 27, 2014.

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Section 1.4 Scope of Partner's Authority. Except as otherwise expressly and specifically provided in this Agreement, neither Partner shall have any authority to act for, or to assume any obligations or responsibility on behalf of, the other Partner or the Joint Venture, including, but not limited to any and all affiliates or related parties of the each Partner.

Section 1.5 Principal Place of Business. The principal office and place of business of the Joint Venture shall be maintained at 720 S. Colorado Blvd., PH North, Denver, CO 80246, or such other place or places as shall from time to time be designated by the Partners.

Section 1.6 Term. The Joint Venture shall commence upon the date of this Agreement and shall continue for a period ending December 31, 2018, or until otherwise amended or terminated as provided herein, whichever first occurs.

ARTICLE 2.

CONTRIBUTIONS, PARTICIPATION AND DISTRIBUTIONS

Section 2.1 Equity Ownership. WOD shall be owned initially by the Partners in the form of a percentage of ownership interests (hereinafter referred to as "Membership Interest(s)") as follows: (i) a total of eighty percent (80%) by WODH, and (ii) a total of twenty percent (20%) by DEAC, pursuant to Appendix B, attached hereto (the “Equity Ownership”), and agree not to treat the Business as contributed to the Partnership for purposes of determining capital accounts of the Partners, except as set forth in Section 2.2 below.

Section 2.2 Other Capital Contributions.

2.2.1 Upon execution of this Agreement, the Partners shall each be deemed to have contributed to the Joint Venture as a capital contribution into WOD those assets set forth in Appendix B. Except with respect to such initial capital contributions, the parties do not intend to make any other or further capital contributions. However, in the event additional capital contributions are required in connection with the operation, management, or ownership of the Business, and such additional funds cannot be borrowed by the Joint Venture or the respective Business, WODH and DEAC agree to contribute ALL such additional capital contributions as are necessary in the same proportion as their allocation of profits and losses under Section 2.3 or as mutually agreed upon at the time of such contribution.

Notwithstanding the forgoing, DEAC shall have the right to provide additional capital contributions into the Joint Venture, disproportional to WODH, as referenced in Appendix B, during the term of this Joint Venture, which would alter the Equity Ownership of WOD and future allocations between the Partners under Section 2.3.

2.2.2 If the Partners agree to sell all or any portion of the Joint Venture assets, if any assets are held by the Joint Venture directly, the net proceeds of such sale after paying all Joint Venture indebtedness shall be distributed as follows:

2.2.2.1 First, to the Partners to the extent necessary to return capital contributed to the Joint Venture by such Partners; and

2.2.2.2 Then, to all the Partners according to their respective Membership Interests.

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Section 2.3 Participation in Profits and Losses.

2.3.1 The net profits of the Partnership shall be divided and the net losses of the partnership shall be allocated to the Partners according to their respective Membership Interests. No interest or additional share of profits shall inure to any Partner by reason of its capital account being proportionately in excess of the capital accounts of the others.

2.3.2 The "cash available for distribution" for any fiscal year of the Joint Venture shall be the cash receipts of the Joint Venture during such fiscal year, less (i) the cash disbursements during such period (including principal and interest payments on all Joint Venture obligations) and (ii) any amounts which the Managing Partner reasonably determines to be necessary to be reserved to meet the needs of the Business. The cash available for distribution shall be distributed to and allocated among the Partners at such time as the Managing Partner shall determine, but at least annually, in accordance with their percentage of Membership Interests.

ARTICLE 3.

MANAGEMENT

Section 3.1 Approvals of Partners.

3.1.1 Managing Partner. The overall management and control of the business and affairs of the Joint Venture and of the Business shall be vested in the Partners, collectively. Except where herein expressly provided to the contrary, all decisions with respect to the management and control of the Joint Venture and of the Business shall require the prior consent of both WODH and DEAC (hereinafter referred to as the "Managing Partners") shall be responsible for the implementation of the decisions of the Partners and for conducting the ordinary and usual business and affairs of the Joint Venture as more fully set forth in Sections 3.2 and, hereof and as limited by this Agreement.

3.1.2 Major Decisions. No act shall be taken, sum expended, or obligation incurred by the Joint Venture of the Business, or any of the Partners with respect to a matter within the scope of any of the major decisions (the "Major Decisions") affecting the Joint Venture or of the Business, as defined below, unless such Major Decisions are first approved by all of the Partners in writing. The Major Decisions shall be the following:

3.1.2.1 Administrative and Management functions of the Joint Venture or of the Business;

3.1.2.2 Capitalization and Financing of the Joint Venture or of the Business;

3.1.2.3 The timing and amount of additional capital contributions by the Partners; and

3.1.2.4 Any agreement with the Managing Partner regarding compensation of the Managing Partner.

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3.1.3 Option to Buy in Event of Deadlock.

3.1.3.1 In the event one Partner refuses to so consent, approve, or agree (herein the "Nonconsenting Partner") with respect to matters properly raised under subparagraph 3.1.1 or 3.1.2 of this Section 3.1 and the aggregate percentage of Membership Interest represented by the Nonconsenting Partner is fifty percent (50%) or less, the Joint Venture or the consenting Partner may elect to purchase (and retire, if the purchaser is the Joint Venture) the interest of the Nonconsenting Partner in both the Joint Venture and the Business. In order to exercise this option to purchase, the Nonconsenting Partner must first be given written notice (the "Notice of Issue") specifying the exact nature of the matter which was raised and containing such other information as may be necessary to enable the Nonconsenting Partner to evaluate the proposal. Upon request by the Nonconsenting Partner, the party proposing the course of action shall supply the Nonconsenting Partner with such further information or documents as may be necessary in order to evaluate the proposal. Within twenty (20) days after the receipt by the Nonconsenting Partner of the Notice of Issue, the Nonconsenting Partner shall give written notice to the Joint Venture and the consenting Partner indicating whether the consent, approval, or agreement is refused; and if such notice is not given within the required time, such consent, approval, or agreement shall be deemed to have been refused as of the end of the twenty (20) days. The election to purchase shall be made by written notice given to the Nonconsenting Partner within forty-five (45) days after the date of receipt by the Joint Venture and the consenting Partner of this written notice of refusal or the date on which the Nonconsenting Partner is deemed to have given his notice of refusal, whichever is sooner.

3.1.3.2 In the event such an election to purchase is exercised, the Nonconsenting Partner shall be deemed to have resigned from the Joint Venture as of the date of exercise, and the valuation of the interest and the terms of payment shall be as provided in Section 4.4 or 4.5.

3.1.3.3 If no election to purchase is exercised as provided herein, the requested consent, approval, or agreement shall be deemed to have been denied by all the Partners.

Section 3.2 Appointment and Replacement of Managing Partners. WODH, by and through Taryn Watson, and DEAC, by and through Brenton Mix, or such other agent or agents as it may appoint, shall be the Managing Partners of the Joint Venture and shall discharge or cause the discharge of the duties thereof unless and until replaced. The Managing Partners may be replaced upon vote of the Partner(s) having an aggregate of greater than fifty-one percent (51%) of the total percentage of Membership Interests.

Section 3.3 Duties of Managing Partners. The original Managing Partners or any replacement, at the expense and on behalf of the Joint Venture, shall in good faith use his best efforts to implement or cause to be implemented all Major Decisions approved by the Joint Venture and to conduct or cause to be conducted the ordinary and usual business and affairs of the Joint Venture. The following is a list of certain of the acts and duties for which the Managing Partners is responsible:

3.3.1 Having prepared by selected certified public accountants and delivered to each Partner within sixty (60) days after the end of each year, a Joint Venture information tax return for the Joint Venture and for each Partner, including an annual report of the Joint Venture containing a balance sheet and a statement of income and expenses, a statement of sources and uses of funds, and a statement of balances in the Capital and Drawing Accounts of the Partners. All such accounting is to be in accordance with generally accepted accounting principles;

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3.3.2 Selecting as the Joint Venture accounting year a calendar year or such fiscal year as approved by the Internal Revenue Service and the Partners and determining which generally accepted accounting method or methods shall be used by the Joint Venture;

3.3.3 Providing that all moneys of the Joint Venture shall be deposited in a bank account and signing such resolutions and signature cards as may be required by said bank; and

3.3.4 Maintaining all necessary records, obtaining necessary insurance, hiring and retaining personnel necessary to carry out the acts and duties noted above, auditing and paying bills and reasonable expenses incurred in the fulfillment of the management acts and duties set forth herein, and preparing and furnishing statements concerning collections and disbursements.

Section 3.4 Attorneys and Accountants. The Partners shall agree upon a law firm and an accounting firm to represent the Joint Venture. Individual Partner legal and accounting matters shall not be paid for by the Joint Venture.

Section 3.5 Consents and Approvals. In any instance under this Agreement in which the consent or approval of a Partner to any proposed action is required, such consent or approval shall be deemed to have been given unless written objection to such proposed action, stating with particularity the grounds therefor, is sent by such objecting Partner to the other Partners within twenty (20) days after receipt of a written request for such consent or approval.

Section 3.6 Restrictions. No Partner shall, without the consent of the other Partners, endorse any note, act as an accommodation party, otherwise become surety for any person, or do any act detrimental to the best interests of the Joint Venture or the Business or which would make it impossible to carryon the ordinary business of the Joint Venture or the Business. If the Joint Venture or the Business incur any loss, liability, or obligation arising out of unauthorized conduct by a Partner in violation of any provision of this Agreement, that Partner shall indemnify and hold the Joint Venture harmless from any such loss or liability to the extent it is not covered by a policy of insurance. The Managing Partner shall have the right to draw checks upon any bank account of the Joint Venture and to make, deliver, and accept commercial paper in connection with the Business of the Joint Venture. No Partner shall, except with the consent of the other Partners, assign, mortgage, grant a security interest in, or sell his share in the Joint Venture or in its capital assets or property or in the Property or enter into any agreement as a result of which any person shall become interested with him in the Joint Venture.

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Section 3.7 Books and Records. A complete set of books and records, truly and correctly reflecting the business transactions of the Joint Venture, shall be kept and maintained at the principal place of business of the Joint Venture and either Partner shall have access to and the right to inspect said books and records at any reasonable time.

Notwithstanding the foregoing, WOD and its Business had operations prior the execution of this Joint Venture, and as such, any and all prior accounting and prepared financial statements for such financial periods shall be incorporated into the books and records of the Joint Venture.

Section 3.8 Compensation of Partners.

3.8.1 No payments will be made by the Joint Venture to any Partner, except for compensation received by Partner whom is a Managing Partner as determined from time to time, or directly from the Business as set forth in separate agreements.

3.8.2 The Partners shall be reimbursed for all legal, accounting, and organizational costs incurred in connection with the Joint Venture prior to the date hereof. In the future, each of the Partners shall be reimbursed by the Joint Venture for authorized reasonable out-of-pocket expenses incurred by such Partner in connection with the business and affairs of the Joint Venture.

ARTICLE 4.

ASSIGNMENT

Section 4.1 Transfer Prohibited. No Partner may sell, transfer, assign, pledge, hypothecate or otherwise encumber or permit or suffer any encumbrance of all or any part of its interest in the Joint Venture or its interest in any of the Business (hereinafter collectively sometimes referred to as his "Interest"), including any involuntary transfer by operation of law or otherwise, except as provided in this Article 4, during the term of this Agreement, unless otherwise mutually agreed to by the Partners. Any attempt to so transfer or encumber any such Interest shall be void.

Section 4.2 Defaults and Involuntary Transfers. Each of the following shall constitute an "Event of Default":

4.2.1 If any Partner makes an assignment for the benefit of creditors or applies for appointment of a trustee, liquidator or receiver of any substantial part of his assets or commences any proceedings relating to himself under any bankruptcy (including Chapter XI) reorganization, arrangement or similar law;

4.2.2 If any such application is filed or proceeding is commenced against any Partner and such Partner indicates his consent thereto or an order is entered appointing a trustee, liquidator or receiver or approving the petition in any such proceeding which order remains in effect for more than sixty (60) days;

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4.2.3 If any sale or other transfer of any Interest, whether made voluntarily or by operation of law or by the virtue of enforcement of any pledge or encumbrance is made contrary to the provisions hereof;

4.2.4 If any Partner or transferee thereof institutes any proceeding in a court of competent jurisdiction for sale or partition of an interest in the Joint Venture or the Business;

4.2.5 In the event a Partner fails to pay his respective share of Joint Venture obligation, including but not limited to his additional capital contribution pursuant to Section 2.2, at the time the same is due and payable, time being of the essence thereof; provided, however, that the remaining Partner may at its option advance and pay such share. The amount so advanced and paid shall constitute a debt due and owing by the delinquent Partner and shall be paid upon demand, with interest from the date of payment until repaid, at the rate of twelve percent (12%) or the highest rate allowed by law, whichever is less. Such advances shall be deemed to cure the default; provided, however, that at any time before such indebtedness is repaid the Partner making such advance may, by thirty (30) days' notice in writing to the delinquent Partner require payment or withdrawal and purchase of the Interest of the delinquent Partner as provided in Section 4.4, and apply said debt to the purchase price; or

4.2.6 If a Partner breaches a material provision of this Agreement and fails to cure said breach within thirty (30) days after receiving written notice from the Joint Venture or the non-defaulting Partner specifying the nature of the breach.

Section 4.3 Voluntary Transfer. If a Partner desires to sell all or any part of its Interest or has received an offer to purchase and desires to accept such offer, it shall first offer to sell such Interest to the other Partner, in writing, as follows:

4.3.1 Such offer shall be addressed by the selling Partner to the Non-selling Partner at his address as listed below and be mailed, postage prepaid, by registered or certified mail. The offer of sale shall contain the price for which such Interest is offered for sale and shall include the name and address of such person or persons and the terms of the offer of purchase received.

4.3.2 If the Non-selling Partner wishes to purchase such Interest offered for sale, he shall advise the selling Partner forthwith within forty-five (45) days of receipt of the notice of sale. The Non-selling Partner shall be deemed to have consented to the proposed sale if he fails to give the necessary notice within the forty-five (45) day period and to purchase the Interest pursuant to the terms of the offer.

4.3.3 If the Non-selling Partner does not wish to purchase such Interest as provided in the terms of the selling Partner's offer, then the Non-selling Partner shall either give the selling Partner notice of his election to (i) permit the selling Partner to sell such Interest or (ii) require that all Joint Venture related Interest be sold and the Joint Venture dissolved and terminated pursuant to Article 5. Such notice of election must be given within forty-five (45) days from the date on which the Non-Selling Partner received notice of the proposed sale. If the Non-Selling Partner shall fail to exercise the right herein granted to purchase such Interest or to require that all of the Interest owned by the Joint Venture or separately by the Partner be sold, then the selling Partner shall be free to transfer such Interest in accordance with the terms and conditions and to the person described in his offer of sale, for a consideration not less than that stated in his offer of sale, but not otherwise.

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Section 4.4 Sale to Remaining Partner. Upon the occurrence of:

4.4.1 An Event of Default, as defined in Section 4.2; or

4.4.2 A deadlock with respect to a Major Decision, followed by the effective election to purchase by a consenting Partner under Section 3.1; or

4.4.3 The election by a Partner to withdraw from the Joint Venture, which election shall be exercised by giving the other Partner written notice, the Nondefaulting Partner, the Nonwithdrawing Partner, or the consenting Partner, as the case may be, shall have the right and option to terminate the Joint Venture by purchasing the defaulting, withdrawing, or Nonconsenting Partner's Interest as provided below in this Section 4.4 or to dissolve and terminate the Joint Venture pursuant to Sections 5.1 and 5.2. (Such Nondefaulting, Nonwithdrawing, or consenting Partner shall hereinafter be referred to as the "Remaining Partner," and the other Partner shall hereinafter be referred to as the "Selling Partner"). The option of the Remaining Partner to purchase the Interest of the Selling Partner shall be exercised by serving notice of intention to purchase upon the Selling Partner within forty-five (45) days after receiving notice of the Event of Default or notice of nonconsent or withdrawal, as the case may be. The purchase price shall be equal to ninety percent (90%) of the valuation as determined under Section 4.5 below and shall be payable, together with interest at the rate of twelve percent (12%) per annum, in four (4) equal semiannual installments sufficient to amortize repayment over a period of two (2) years. The first payment shall be due three (3) months after the date of exercise of the option, and subsequent payments shall be due on the same date thereafter until paid in full. The interest of the Selling Partner shall immediately vest in the purchaser upon delivery of notice of exercise of the option to purchase thereunder. Except in the case of a sale of Interests following the occurrence of an Event of Default (in which case the defaulting Partner shall pay the entire appraisal or business valuation fee, if one is required), the Selling and Remaining Partners shall each pay one-half (1/2) the costs of the appraisal or business valuation, if one is required, and the Selling Partner shall immediately execute and deliver to the Remaining Partner a Bill of Sale in a form sufficient to convey all of the Selling Partner's Interest, including all interest in the Business and all other Business owned by the Joint Venture or each Partner separately, to the Remaining Partner. To evidence and secure the obligation of the Remaining Partner to pay the balance of the purchase price, the Remaining Partner shall execute all applicable documentation required to effect to sale (with reasonable release provisions) with respect to the Selling Partner's Interest. In the case of a sale pursuant to an Event of Default, this option to purchase shall be in addition to and not in substitution for any right afforded by law such as damages and other relief not inconsistent therewith; and in the event of any inconsistency between remedies provided by law and under this Agreement, the Partner not having breached this Agreement shall have the option to elect among any such rights and remedies. In the event the Remaining Partner declines to purchase the Selling Partner's Interest, the Remaining Partner may elect to have the Joint Venture dissolved and terminated pursuant to Sections 5.1 and 5.2.

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Section 4.5 Valuation. In the event the Partners are unable to agree, the value of the Interest of a Selling Partner in the Joint Venture and the Business shall be determined as of the date of such sale. In the event the buyer and seller are not able to agree upon the fair market value at any such time, they shall agree to the use of a metric which shall be the greater of (a) the total Capital Contribution of the Selling Partner on the date of sale or (b) the stated corporate valuation of the Business from the most recent debit or equity financing, respectively, to determine the value of the Interest in the Joint Venture, and the same shall be binding on all parties. The price for the Interest in the Joint Venture or the Business shall be its net book value, as determined by the public accountants regularly employed by the Joint Venture or the Business, or if there be none, by a certified public accountant acceptable to the Remaining Partner, as of the last day of the month preceding the event triggering the determination. Such determination shall be made, to the extent practicable, in accordance with generally accepted accounting practices and principles, consistently applied and, in the absence of fraud, shall be conclusive and binding upon the parties.

ARTICLE 5.

DISSOLUTION AND TERMINATION

Section 5.1 Dissolution. The Joint Venture shall be deemed dissolved upon the occurrence of any of the following events:

5.1.1 The agreement of the Partners;

5.1.2 The election of a Remaining Partner to dissolve and terminate the Joint Venture in the event of the Remaining Partner (i) objects to a proposed sale and declines to purchase the Selling Partner's Interest as provided in Section 4.3 or (ii) declines to purchase the withdrawing Partner's Interest pursuant to Section 4.4; or

5.1.3 The death or incompetence of any Partner.

Section 5.2 Termination. Upon dissolution for the reasons stated in Section 5.1.1, 5.1.2, or 5.1.3, the Joint Venture shall terminate and be wound up. The Joint Venture assets shall thereupon be sold (and any Partner may be a purchaser of all or any portion thereof), its liabilities paid or provided for, and the remaining assets distributed to and among the Partners pro rata in accordance with their capital accounts, without undue delay. Any remaining profits shall be distributed pro rata in accordance with the Partners' capital accounts as they stood prior to the making of the distribution required under terms of the preceding sentence. Neither the dissolution nor termination of the Joint Venture, however, shall affect the rights of any purchaser of a Partner's interest in the Business. If there are any liabilities remaining in the Joint Venture, then each Partner is responsible for such liabilities on a pro-rata basis of Partnership Ownership Percentage Interests held, payable in the form of additional Capital Contribution to settle such obligations of the Joint Venture.

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ARTICLE 6.

GENERAL

Section 6.1 Notices. Any notices or demands permitted or required hereunder shall be in writing sent by certified or registered mail, postage prepaid, addressed to each party at the address set forth below:

DEAC:	Elite Data Services Inc. 720 S. Colorado Blvd., PH North Denver, CO 80246 Attn: Chief Executive Officer Phone: (702) 240-9378 Email: admin@elitedata.io

WODH:	WOD Holdings Inc. 720 S. Colorado Blvd., PH North Denver, CO 80246 Attn: Taryn Watson, President Phone: (702) 289-6148 Email: taryn.watson@thewodmarket.com

Joint Venture:	WOD Market LLC 720 S. Colorado Blvd., PH North Denver, CO 80246 Attn: Taryn Watson, President Phone: (702) 289-6148 Email: taryn.watson@thewodmarket.com or to such other addresses as the parties may from time to time designate in writing. All notices shall be deemed received on the date the postmark is affixed by the United States Postal Service.

Section 6.2 Counterparts. This Agreement may be signed in one or more counterparts.

Section 6.3 Governing Law. This Agreement and the obligation of the Partners hereunder shall be interpreted, construed and enforced in accordance with the laws of the State of Colorado.

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Section 6.4 Entire Agreement. This Agreement contains the entire agreement between the parties hereto relative to the formation, operation, termination and dissolution of the Joint Venture. No variations, modifications, or changes herein or hereof shall be binding upon either party hereto unless set forth in a writing signed by the parties hereto.

Section 6.5 Waiver. No consent or waiver, express or implied, by any Partner to or of any breach or default by the other in the performance by the other of his obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such other party of the same or any other obligations of such Partner hereunder.

Section 6.6 Other Interests. Each Partner may deal with the Joint Venture, may have other business interests, may engage in any other business or trade, profession or employment whatsoever, and may own, sell, and deal in other entities for its own account, either separately or in combination with others and shall not be required to devote his entire time to the business of the Joint Venture.

Section 6.7 Partition. Each Partner irrevocably waives any and all right he may have to maintain any action for partition as to its undivided interest in the Joint Venture or the Business, or to compel any sale of the Joint Venture or the Business under any law or laws now existing or hereinafter enacted.

[Signature Pages to Follow]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

DEAC

ELITE DATA SERVICES INC.,
a Florida Corporation

By:	/s/ Brenton Mix
Brenton Mix
Chief Executive Officer

WODH

WOD HOLDINGS INC.,
a Delaware corporation

By:	/s/ Taryn Watson
Taryn Watson
President

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APPENDIX A

The Business of the Joint Venture to be formed by the Partners shall be the continuation of the current business of WOD as a provider of intelligent retail solutions for gym owners and coaches to lessen the burden of managing retail sales, including up front inventory purchases, ongoing inventory management, payments, marketing, etc., while also providing a service for member athletes to have convenient access to products that help them perform better.

The Partners hereby agree that any and all assets and liabilities of WOD from its prior and current operations as of the date of execution of this Agreement shall be the included into the initial books and records reflected by the formation of this Joint Venture.

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APPENDIX B

Pursuant to the terms of the Amendment No. 2 to the WOD Definitive Agreement (the “Amendment No. 2”), on even date herewith, incorporated by referenced herein, DEAC and WODH have agreed to the following terms for the initial and additional capital contributions:

(a) Initial Capital Contribution. Pursuant to the First Closing of the WOD Definitive Agreement, as amended, of which Agreement is referenced as Exhibit 1, and for the fact that WOD, as of the date hereof, is a controlled subsidiary of WODH, the initial capital contribution by DEAC shall be in the form of an equity exchange between DEAC and WODH, in which a total of 200 WOD Units, representing a total of twenty percent (20%) of the Equity Ownership of WOD shall be transferred from WODH to DEAC, with the remaining 800 WOD Units retained by WODH, pursuant to Schedule 1.1 and 1.2 of the WOD Definitive Agreement.

(b) Additional Capital Contributions. At the sole discretion of DEAC, additional capital contributions into the Joint Venture (the “Additional Capital Contributions”) may be provided by DEAC, from time to time, which may be disproportional to WOD Controlling Members capital contributions, in order to provide WOD with growth capital as determined by the Partners, which shall be made in increments of not less than (a) $10,000 for each contribution up to a total of US $3,000,000 in the aggregate (the “Initial Capital Threshold”), (b) $1,000,000 for a follow-on contribution up to a total of US $4,000,000 in the aggregate (the “Second Capital Threshold”), and (c) $100,000 for each subsequent contribution up to a total of US $8,000,000 in the aggregate (the “Final Capital Threshold”).

As a condition of DEAC’s option (or right) to provide Additional Capital Contributions, s described herein, the Partners have mutually agreed to in advance to the exchange of a certain number of WOD Units for a certain number of shares of Series B Preferred Stock and Common Stock of DEAC, collectively referred to as (the “Equity Exchanges”), pursuant to Schedule 1.2 of the WOD Definitive Agreement.

In the event DEAC provides Additional Capital Contributions to the WOD, pursuant to the terms of the Joint Venture, and as set forth in Schedule 1.1(a)(iii) of the WOD Definitive Agreement, in increments of not less than US$10,000 per occurrence, DEAC and WOD Controlling Members shall also be entitled to Equity Exchanges, equal to: (x) one (1) WOD Unit assigned and transferred to DEAC from WOD Controlling Members, for (y) two hundred forty-nine (249) shares of Series B Preferred Stock of DEAC, and twenty-four thousand six hundred twenty-six (24,626) shares of Common Stock of DEAC, post reverse split 1000:1, earmarked to WOD Controlling Members, from the total of all the New DEAC Shares held in Trust for the benefit of WOD Controlling Members, if the Final Capital Threshold is completed.

A series of subsequent closings (each referred to as the Closing in this Agreement) shall occur from time to time, each time DEAC decides to provide the Joint Venture with Additional Capital Contributions (the “Subsequent Closing(s)”), which shall also trigger the proportional Equity Exchanges, as set forth herein.

Please refer to Schedules 1.1 and 1.2 of the WOD Definitive Agreement for more details related to the above terms and conditions.

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